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                                                                      EXHIBIT 24

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
The Netplex Group, Inc.:


We consent to the incorporation by reference in the registration statement of The Netplex Group, Inc. on Form S-8 (No. 333-19115) of our report dated March 1, 2000, with respect to the consolidated balance sheet of The Netplex Group, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statement of operations, stockholders' equity, and cash flows and the related schedule for the year then ended, which report appears in the December 31, 1999 Annual Report on Form 10-K of The Netplex Group, Inc.



Vienna, Virginia
March 1, 2000